Exhibit 10.27

February 23, 2021

David Humphrey

Via email:

Re:	Offer Letter February 11, 2021 Amendment

Dear Dave:

This letter is to amend the Equity Award language of the fully executed February 11, 2021 Offer Letter from “Once the contemplated merger transaction closes you will be provided a stock option grant in a quantity representing 1.0% of the merged Company’s newly formed Equity Incentive Plan (the “Plan”). To “Once the contemplated merger transaction closes you will be provided a stock option grant of 275,000 shares of the merged Company’s newly formed Equity Incentive Plan (the “Plan”).

All other language in the February 11, 2021 Offer letter will remain the same.

Sincerely,

/s/ Lynn Kirkpatrick
Lynn Kirkpatrick
Chief Executive Officer

Acknowledged:

/s/ David Humphrey
Dave Humphrey

02/23/2021

Date

Ensysce Biosciences Inc.

7946 Ivanhoe Ave. Ste 201 - La Jolla, CA – 92037 www.ensysce.com